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The following is a transcript of a video of a TECO Energy employee town hall meeting, regarding the transaction between TECO Energy, Inc. and Emera Inc., held on September 8, 2015, with John Ramil, Chief Executive Officer of TECO Energy, Inc. and Chris Huskilson, Chief Executive Officer of Emera Inc.

John Ramil: Good morning. Good morning. You know, I think we’ve been in this building since 1981, and I’ve never seen the atrium this full or this noisy. I didn’t realize that the noise carried so much but thank you all for being here this morning for town hall meeting regarding the big news. All of you will be learning more about this. Hopefully, you’ve looked at the video and seen the other things that are out there. But I think this is really terrific news for TECO Energy, for our shareholders, our employees, our customers, our community with this transaction. I think as everybody knows, Emera Incorporated, a Canadian energy company, is going to acquire TECO Energy in a $10.4 billion transaction, and both of our boards approved this last week. The TECO Energy board approved it at about 4:05 on Friday afternoon just after the market closed which is the way you want to do these transactions. And then not — you know, not the best timing to inform everybody but good practice requires that as soon as deals like this are done that you disclose it as soon as possible, and that was done. And it also gave the Emera team a chance to get started this weekend with their financing of the transaction which they launched this morning. It was very successful and I’m sure Chris will mention that in a few minutes. And speaking of Chris, this is Chris Huskilson, the president — the president and CEO of Emera, and Chris will talk a little bit about the transaction and the agreement in just a few minutes. Chris, I want to thank you personally in front of everybody for coming here on Friday to sign the deal the old-fashioned way, in person. I don’t think that happens anymore.

Chris Huskilson: It doesn’t happen anymore, I don’t think.

John Ramil: It didn’t happen anymore. I haven’t seen that before. But also to see some of our folks initially and to start a series of communications with regulators and other leaders by phone, and we’ll be following up on those conversations this week throughout the week as we move from here to Tallahassee, to New Mexico, to Albuquerque to have similar meetings with team members and then — and then officials in Albuquerque and Santa Fe.

Chris: And John, I wouldn’t want — wanted to have done it any other way. I think it was the best way to do it and it was really great to be here on Friday and today again.

John Ramil: Thanks, Chris. Once again, glad you’re here. Now, the $10.4 billion deal is really a testament to the value of TECO Energy and the value that each and every one of you has helped build for our shareholder owners, and really, really appreciate that and I know all of our shareholders appreciate that as well. So thank you to everybody in all of our operations in Florida and New Mexico for making this happen. At a — at a price of $27.55 a share, our shareholders will receive a 48% premium to the unaffected share price which was back in the middle of July before that spark-spread story came out about a rumor that TECO was for sale. And that is a — that is a very nice premium for our shareholders. But it goes way, way beyond that. Even though we’ll be changing from, you know, several tens of thousands of owners to one owner, Emera, the transaction has a lot of other positive benefits. TECO Energy, Tampa Electric, Peoples Gas will continue to be headquartered right here in Tampa which means that, you know, Tampa will — Tampa Electric will continue to be our hometown electric utility. And New Mexico Gas will continue to be headquartered in Albuquerque, New Mexico. And in addition to the premium, when you think about the two companies, Emera does not have operations in Florida and in New Mexico so it’s a great fit and a great opportunity for our people to continue doing the good job that they’ve been doing serving customers each and every day. By joining with Emera, we immediately solved TECO Energy scale issue. When you look at all the pluses that we bring as a company to investors, the only one where we fall a little bit short on was scale. But by joining forces with Emera, effectively we double the size of the company that’s taking care of employees and serving customers and we’re in a better position to continue to implement that $3 billion capital investment program that we have going on over the next several years to serve customers reliably and effectively. You’ll hear from Chris. They’re going to continue to support all the good things that each and every one of you and the company does in the community and that’s very positive. So working together, we’ll have a stronger company and a stronger result for all of our constituents. Now, you know, it’s my pleasure to turn things over to Chris. But before I do that, I have a special gift for Chris to welcome him to the Tampa Bay area. I think as everybody knows, we had a huge thrill from the Tampa Bay Lightning this last playoff season. And, you know, the Lightning represents this community so well. In fact, our codename for this project was Project Lightning. But Chris, I want to welcome you to Tampa Bay area and present you with this present.

Chris: Okay. Oh, I think — I think I’ve got to put it on. I think I’ve got to put it on. Is it going to fit? [Inaudible 0:07:08] Perfect, a great fit.

John Ramil: [Inaudible 0:07:19]

Chris: Perfect fit.

John Ramil: Now, anyone know why the number 16 is on there?

Male Speaker 1: One sixteen [ph 0:07:33]?

John Ramil: We — you know, we do have some approvals to get through. We’re starting to work on that as we — as we speak. But we expect the deal to close about midyear 2016. So Chris, you might want to think about how much you wear that in Canada, but you’re welcome anytime here and especially to wear the Lightning as well [ph 0:08:00]

Chris: Well, so I don’t think I have to think twice about having to wear this in Canada. I think — I think hockey is popular in Canada no matter where it’s played, that’s for sure. But no, John, thank you very much. It really — we have felt welcome to Tampa and to this business and this just puts the icing on the cake, so thank you very much for that.

John Ramil: It’s a great sport. It’s a great sport.

Chris: So I thought before I take the tag off — there we go. I though before I go too much further maybe I just would introduce to you the team that’s with me. They were all very integral to what’s going on here and making sure that Project Lightning was a success from our perspective as well as from yours. And so maybe if they could just step ahead here for a second — so Nancy Tower, Nancy is our Chief Development…

Female Speaker 1: [Inaudible 0:08:55]

John Ramil: She plays center. And she’s our Chief Development Officer and certainly led this effort for Emera. Bruce Marchand, who is our Chief Legal Officer, spent a lot of time working with Chuck [ph 0:09:12] and making sure that it all came together. Karen Hutt, who is responsible for mergers and acquisitions in our business. And Mitch Patten, who is responsible for stakeholder relations and insuring that we do engage with all the right people as we — as we move this along. And where’s Mike? Mike Roberts, who is our Chief Human Resources Officer, he’s here and his job is to put his arms around each and every one of you. That’s the — that’s the idea now. He’s struggling to get them that wide but it’s working out, I think. Now, who am I missing?

Female Speaker 2: Rob, Rob.

Chris: Rob Bennett, where is he hiding? Here he is. He’s laying aback. So Rob Bennett is going to be responsible for — basically for liaison with TECO Energy as we go through this transition and get the approval. So Nancy, Karen and that team will be responsible for helping and working with TECO to get the regulatory approvals and Rob will be responsible to just stay in touch with you and make sure that we’re coordinated as we continue to move forward. So is that the whole team [inaudible 0:10:30]? Yes, that’s the whole team. So — and there’s one more person that I will give special mention to because he’s been losing sleep for the last number of weeks. And he currently is sitting in Toronto helping shareholders understand this transaction and understand the offering that we just made this morning, and that’s Scott Balfour, our CFO. And I know he and Sandy worked very closely together and that was great from our perspective. But what’s happened this morning is we announced that we have issued convertible debentures for between $1.9 billion and $2.2 billion worth of this Canadian dollars, small dollars, Canadian dollars for ultimately convertible equity into the business. And so we can tell the markets now that we are completely done for common equity to finance this transaction. And that will be, I think, extremely helpful as we all move forward and finance this business in the best possible way. And just since I’m talking about finance which I’m not sure how many people really want to hear about, but I would just say that we’ve designed the financing that we’ve done to ensure that we maintain the strength of the organization and in fact grow the strength of the organization that you’ve already built. And so we’re very confident that the organization will not only be as good as it was, it will be stronger than it was as John has just said. And so we’re very excited about that, we’re excited about where that takes us, and we’re excited about the future going forward with you. And so now maybe I’ll just back up for a minute and I — the first impression I have of actually being here in Tampa and being with all of you including the community is that this is a big city that has a very small town feel. And that’s such a nice thing and, you know, John said — John says the hometown utility. I think we talk to, I don’t know how many, Nancy, people, but probably 20 or 25 people on Friday and through to today. And each and every one of those people is extremely supportive of TECO Energy and Tampa Electric and Peoples Gas. It’s just unbelievable, the kind of support that you folks have generated in your communities, in your customer base and with your public officials. And that is something you all should be very proud of and it’s something that we’re very, very excited about. So, you know, I would commend all of you for having done that. And then when we look at this business and we think about it through our eyes, we just — it feels so comfortable. And it feels comfortable because the — when we think about the culture that exists here and the culture that exists in the Emera organization they’re very aligned. Whether you talk about the safety objective that we have to be — to be a world class safety organization and to keep our employees and the public safe, in fact we say there’s no more important business issue — there’s no business issue more important than the safety of our employees and the public. That is paramount. And you do the same thing. The way we look at customers, customer experience and customer service is very similar to the way you do. It’s very much aligned. And the way we look at community and how — just how important community is, when you are a public utility and you serve everyone its critically important that you are part of that community, that you grow in that community and that you contribute to that community. And again, I think you can all be very proud of the way you do that, and that’s so aligned with the way Emera does business and wants to continue doing business. So that’s something that has really made it comfortable. I go back to — it’s very comfortable when we — when we started talking to this. And John said it before but I’ll say it again. When we had our first presentation from the management team of TECO Energy, we let the executives go off and do their thing and John and I actually took 45 minutes and just sat down and talked to each other and that was a very comfortable conversation as well, and I’m sure you’ll talk about it more as we go along. But it really is that we see an alignment that exists here. And John has said already that we’re committed to keeping the head office right here in Tampa, and we are. We’re committed to keeping the office for New Mexico Gas in Albuquerque, and we are. And we’re also committed to each and every one of you because there are 3,700 people here in these regulated businesses and we’re welcoming those 3,700 people into the Emera family. There are 3,700 — just happen to be 3,700 people in Emera today, too. So together we’re 7,400 people strong, a much larger organization capable of doing a lot more. And when I first started — you know, I even backed up just a little bit. I first started paying attention to Tampa Electric back in the early 2000 timeframe when you were working on your IGCC. That investment and that innovation that you put forward at Polk county is a world-leading, world class thing that you’re doing there, application of technology. And you have uniquely learned how to run that facility better than anyone else I think in the world. And when we were first looking at how we were going to go forward with clean energy, that was something we paid a lot of attention to and it generated a lot of respect for us for you as an innovative company and has caused me to pay attention to you all those years. And so certainly when we heard that you were thinking about this, we couldn’t miss it. Maybe I’ll just say one more thing and then — and then we’ll probably open the floor up a little bit, John. But back to — back to our relationship from an employee perspective, so our objective is for — is to retain each and every one of you in this business. That is what success looks like for us. And the reason for that even though that might not be so usual in these types of transactions, when we looked at this business, we saw the opportunity for more, not the necessity for less. And so when we look at the things that are in front of us as a business, the things that are in front of you as a business, we need each and every one of the employees here to actually go forward. I’m not saying for a minute that there won’t be some changes. I’m sure there will be. But those changes are not about reducing the work force. They’re about creating more value. And that’s what you can — you can take from me as an assurance and something that I’d like to work with you on over time. And Mike, get your arms about — that’s Mike’s objective. So maybe, John, with that I’ll sit down and take some questions.

John Ramil: Thanks, Chris. And now let me just — let me just expand on something that Chris said about our first meeting we had the management presentations. Following the big presentation, we broke up into groups so that they could ask questions of our team and do their diligence in looking at TECO, and we did spend that 45 minutes or so talking and then about 30 minutes of that conversation was about the company and retaining leaders and retaining people. That was — that was a lot of his concern and that was very — made a huge positive impression on me and then continued to follow up with positive impressions including being here on Friday and being here today. So Chris, thank you very much. I mentioned earlier we expect the transaction to close in, you know, about the middle of 2016. We need approval from the Federal Energy Regulatory Commission. We need to file and seek approval under the Hart-Scott-Rodino Act and we need approval from the Committee on Foreign Investment in United States. And then in New

Mexico, we need approval from the New Mexico Public Regulation Commission. And, you know, all those things we see past in getting them done. In New Mexico, the numbers that the Emera team reviewed for TECO Energy were our five-year plan, carrying out the integration and the things that we’re doing in New Mexico. And their commitment is to operate things, you know, as we have and continue to plan operate — to operate the companies. And they’re stepping in to all the agreements that we made with the commission and the interveners in our acquisition of New Mexico Gas Company. So all that is a very, very positive story. And the way I think everybody, we all ought to look at this, is it’s not just business as usual, it’s business better. So keep focusing on the things you do. Keep focusing on our values, you know, safety first, integrity always, achievement with a sense of urgency, concern and respect for others and customer service. Keep carrying out your jobs, doing those things that our values direct us to do, staying safe and keeping your fellow team members safe. So with that, I’ll stop here and answer whatever questions might be on your mind.

Chris: Yeah. And John, maybe just before we jump right into questions because I really should now give you — so I gave you a bit of a flavor of who we are from a people perspective. Just a little bit of a flavor of who we are from a — from an overall corporate and layout perspective. So we actually today have eight different electric utilities in our business, and the largest being in Nova Scotia. But we have electric utilities all the way from Labrador in the northern part of Canada all the way to Barbados in the southern — in the southern island — or the southern Caribbean Sea. So that’s how — that’s how far and wide our business is today. And it is — other than Emera Maine which is our main base electric utility, all the rest of those businesses are fully integrated. So they look a lot like — some of them are small, some of them are larger, but they look a lot like an integrated utility like TECO, like Tampa Electric. And so that’s one thing. On top of that, we’re — we have two pipeline investments, one that actually takes [inaudible 0:21:54] LNG from the Canadian side of the border into the U.S. market and one that takes offshore gas from Nova Scotia all the way to Boston. And so we’re very connected to the northeast of North America both from a gas and electricity perspective. We also have a fairly large trading and marketing business. That business is one that we’ve been — we’ve been building since 2002 and it’s become a very profitable and very capable part of our business and one that we would expect to be able to involve in this end of the world as well. And then last but not least, we have four different independent power producers, power plants in Massachusetts, Connecticut, Rhode Island and Maine. And so we are distributed across that region. Our marketing business does things like move natural gas from the Marcellus supply basin on behalf of producers. It moves about a quarter billion cubic feet of natural gas a day. And in fact, we would’ve traded upwards of a billion cubic feet of natural gas a day in the New England market through the winter time period. So we’re very involved in natural gas, we’re very involved in electricity and we’re — and we’re very involved in that whole region. And now we want to be more involved through you and I mean that directly through your activities in the southern markets. And just one last thing I’d say, we have a very large project on the go right now and it’s called the Lower Churchill Project and Maritime Link. And what that is doing is building a new hydro station in the northern part of Canada and over 2,000 kilometers of DC transmission to bring that to market in Nova

Scotia, the Maritimes in New England. And we’re currently working on a proposal to New England to build another one that would bring more hydro into the New England market. So lots and lots of very interesting projects, very interesting opportunities, and I would like to think that some people that are in this room today and in this business today would be involved in some of those projects in the future.

John Ramil: Thanks, Chris. Before we do Q&A, let me — let me ask our senior officers to step forward. Gordon Gillette, Sandy Callahan. Where’s Sandy? Have you seen Sandy? Where’s Sandy? Chuck Attal and Phil Barringer. Where’s Phil? Okay. These folks, and if you also imagine Ryan Shell, the president of New Mexico Gas standing here, for the — for the past several weeks, these folks have done an outstanding job representing our company and answering questions. We’ve had many, many management meetings. We’ve had many breakout sessions whether it’s regulatory or finance, many — and many of you helped answer something like 1,300 written questions we got through this process and folks doing diligence on TECO. And we had that SparkSpread article come out and those things are disruptive. And you probably have asked these folks many times what’s going on and they probably have been rude and not answered your questions, and that’s Chuck Attal’s fault because the lawyers, you know, expressed throughout this whole thing it has to be confidential. There’s big, big, big dollars involved, people making investment decisions, and rumors are bad. We’ll talk when we have the facts as to what we’re going to do. And Friday afternoon we got the facts and we’ve been talking since then. But I want you all to thank these folks for representing us so well and working with the Emera team that Chris introduced earlier. Thanks, folks. Questions? Yes, Gerald [ph 0:26:09].

Gerald: Good afternoon, sir. Welcome to Tampa.

Chris: Thank you.

Gerald: Gerald White. I’m a 32-year employee at Big Bend power station. You’ve answered the first question. My highest concern was the commitment to the community, and you’ve indicated you’re going to continue to support Tampa Hillsborough county and the state of Florida. Thank you for that. My second part of my question is what would you say to the young people of this company? Is there a bright future for the young adults that — integrating into Tampa Electric Company [inaudible 0:26:41] as a member of the IBEW who just recently had the national convention in Canada. We have a strong relationship Canada, the IBEW. What would you say to the blue collar workers at Bayside, Big Bend station and Polk power plant related to this change?

Chris: Okay. Well, those are very good and important questions for sure. I guess from a — from an opportunity perspective, and it doesn’t matter whether you’re union or non-union, I think the answer to that question is the same, and that is I think that this company has a tremendous future. It has a very bright future. A lot of things are going to happen in this market and out of Tampa, and I think the sky is the limit as far as — as far as what we can do and where we can go. And with the 3,700 people in these regulated businesses with us, I think it’ll be a wonderful future. So that’s the way I’d answer that question. We have a very good relationship with the IBEW. And in fact, I’ll elaborate on that for a moment. Most of our companies are represented by the IBEW. And so it’s not a — that’s — it’s not an unusual arrangement from our perspective and in fact we’ve worked over the years to endure that we had one union relationship and it’s always been the IBEW, and it’s because the IBEW is a forward-thinking, forward-looking organization that actually understands, in my view at least, that business has to do business in order to support employees. And that I think is an objective that we’ve all had and we’ve had a very good working relationship. Now, I’ll just give you one example of that. When we began to build the Maritime Link, which in and of itself we’re putting about $2 billion into DC transmission in Nova Scotia and Newfoundland and Labrador. We said there’s only one way to do this project, and that is with one union agreement. If we have multiple unions trying to — trying to work with each other in that — in that market it’ll be very difficult to get the construction done. And so we went to the IBEW and we said, “Will you — will you represent all workers on these project sites? And can we come to an arrangement?” We negotiated with the IBEW and we came to an arrangement through the entire project. And when we look at the contrast between other projects that are being done in that market today that have multiple interfaces with unions in that project, it is the most successful relationship that exists in that construction market place. So that’s — that is the way we do business and that is the success we’ve created together with the IBEW in the past.

John Ramil: You know, Chris mentioned our innovation at Polk, and one project that they’re working on that fascinates me and I think is the type of opportunity that our team members can have moving forward is something they’re looking at on the southeast coast of Florida. Chris, why don’t you mention that?

Chris: Yeah. So it’s interesting that, you know, no matter where we go we find that the policy objective of governments and people is to reduce carbon intensity, to reduce the amount of carbon emissions they have from their daily activities and electricity being one of them. So in the Caribbean region, what we’ve recognized is that they have a challenge producing electricity from oil and there are really two solutions to that challenge. One is reducing the amount of oil and therefore improving the type of fuel that you burn, and in this case natural gas is an objective that we would have to get into those markets, and second is to put more renewable energy in place. And so what we’re working to do right now and with the U.S. federal government through the Department of Energy is to get an export permit to be able to export natural gas out of West Palm Beach into the Bahamian market and to be able to produce more and more electricity in that market on natural gas. And so that application has been ongoing for the last couple of years.

We believe very soon, hopefully this fall, it will be successful and we’ll be able to take gas out of the market in Florida, either take it across by compressed natural gas means or by micro LNG, one of the two, and we’re working on that right now, and be able to help the people of the Bahamas get a lower cost structure for electricity and have cleaner electricity as a result. And so that’s a very exciting project for us. I don’t think there’s any other export permit that’s been granted from the United States to non-free trade countries. And so if we’re successful in getting this permit which we believe we will be, we’ll be the first company to ever get an export permit to a -non-free trade country. So it’s an exciting project and I’m sure Peoples Gas can make a contribution to that project for sure.

John Ramil: Other questions? Manny [0:31:49].

Manny: Yes. Manny O’brien [0:31:51]. I’m with TECO Services. I have two questions. The first one is how are the Emera family in Dominica doing after tropical storm Erika? And also, what is your vision for TECO Services going forward?

Chris: Okay. Well, so Dominica has — was hit very hard by tropical storm Erika which I — we know was headed here but I guess in the end veered away or didn’t really have an impact. And so they did have a — the winds weren’t very high but they had a lot of rain and therefore a lot of landslides and so there was loss of life and there was a lot of damage to equipment. It took us some time to get some help in there but we’ve now been able to get some people on the ground to help and the recovery is ongoing. But it’s a — it is something that is very, very catastrophic anytime that kind of storm hits an area. And, you know, I know that you guys know very well about that. And so, you know, we tend to rally the troops and support those businesses and people in those businesses as much as we possibly can. In fact, we’ve set up a bit of a — a bit of a relief effort and contribution effort that we’re — the Canadian employees are actually making a contribution to Dominica right now. As far as TECO Services goes, that’s an exciting opportunity for us. We were just in the process of setting up a service company for the northeastern U.S. because of the fact that we’re — we’ve grown enough in that market now that we need to have a more collaborative functional structure. What we’ve decided is that we’re not going to continue with that — with that activity in the northeast. We’re going to do it right here. And so we would see TECO Services as taking on the northeast once we close as part of their responsibilities and so growing the scope of what’s done here. And we think that that will be synergistic both for here and for our northeastern businesses.

John Ramil: Other questions? Don’t be shy.

Chris: We have to get a question from way up there.

John Ramil: Anybody want to yell a question?

Chris: I love that.

John Ramil: Don’t be bashful, don’t be shy. Delaine [0:34:33]

Chris: Good.

Delaine: [Inaudible 0:34:35] for Emera, I thought that was a very good story. Do you mind repeating it?

Chris: Oh, sure. Yeah. So our business is actually privatized in — I won’t go all the way back, but our business privatized in 1992, so it was a — it was a crown corporation prior to that which — essentially owned by the government. It was fully privatized in 1992 and went into the public markets. It’s traded today on the Toronto [ph 0:34:59] stock exchange. And as time went forward, so we were just the one utility. We decided to create holding company, and so that holding company was created and it had the creative name of Nova Scotia Power Holdings Inc. So we decided that that was going to be all that of a — much of a catchy name and our public affairs person of the day decided to take on the challenge of naming the company and he got some people to help him, and in the end he came up with Emera, with the symbol — the wave symbol that you see. And Emera stands for E for energy, mer for the sea in French, and era, it’s our time. And certainly the way that we’ve been able to grow the company over the past 10 years would say that it is our time and we’re hopeful that it will be your time as well.

John Ramil: Very nice. Other questions? Okay. Well, hopefully everybody is getting the information. We’ve loaded up leaders throughout the company with information on the transaction. Hopefully we’ll cascade that through the organization but don’t be shy about asking things that you want to ask about. Chris and I were talking earlier. I told him about our leadership meeting that we have annually. It’s coming up next week. He’s going to try to maybe get over here for that so we’ll have more time for interaction. Let me thank you all for being here today. And once again, you know, business not as usual, just better, but better. And stay focused on your job assignments and what you do and stay focused as we have been on safety and keeping each other safe. Thank you very much.

Chris: And by the way I can play hockey.

John Ramil: Nice. That’s a good one.

Chris: Yeah, it’s great. I’m very happy with it.

[0:37:00]

[Audio Ends]

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of TECO Energy for their consideration. In connection with the transaction, TECO Energy will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the “SEC”). This communication is not a substitute for the proxy statement or any other document that TECO Energy may send to its shareholders in connection with the proposed transaction.

TECO ENERGY SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TECO ENERGY AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov), at TECO Energy’s website at www.tecoenergy.com or by sending a written request to TECO Energy Inc., Corporate Secretary, P.O. Box 111, Tampa, FL 33602.

Participants in the Solicitation

TECO Energy and its directors and executive officers are deemed to be participants in any solicitation of TECO Energy shareholders in connection with the proposed transaction. Information about TECO Energy’s directors and executive officers is available in TECO Energy’s definitive proxy statement, dated March 11, 2015, in connection with its 2015 annual meeting of shareholders, and in TECO Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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